EXHIBIT 99.1


       21st Century Technologies Announces Temporary Suspension of Trading


Las Vegas, Nev. - (BUSINESS WIRE) - January 23, 2005 - 21st Century Technologies, Inc. ("21st Century") (OTCBB:TFCY) reported today that the United States Securities and Exchange Commission temporarily suspended the trading of its securities pursuant to Section 12(k) of the Securities Exchange Act of 1934. The suspension commenced on February 18, 2005 at 9:30 a.m. EST and will run through March 4, 2005 at 11:59 p.m. EST. 21st Century is a business development company operated pursuant to the Investment Company Act of 1940. It holds various enterprises as investments and seeks to grow companies in which it has an interest.

21st Century's trading was temporarily suspended because of questions that have been raised with respect to the accuracy of publicly disseminated information concerning, among other things, the valuations assigned to certain assets of 21st Century in its most recent quarterly report on Form 10-Q and other periodic filings with the Commission.

21st Century voluntarily self-reported its concerns to the Commission and requested that the Commission issue the stop trading order. This action was taken in order to provide 21st Century with additional time to complete its internal investigation, take remedial and/or corrective actions if required, and to correct any and all prior disclosures made in its public filings and financial statements in an environment where public investors would not be making investment decisions based on potentially misleading and/or inaccurate prior disclosures.

Questions regarding this press release should be directed to 21st Century Technologies, Inc., Troy Lovick at (702) 248-0309 (1 p.m. -3 p.m. PT Mon. - Fri.) troy@troylovick.com or Gemini Financial Communications, A. Beyer (951) 693-4534 (10 a.m. -12 p.m. PT Mon - Fri.) ir@texn.com.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associates with the uncertainty of the outcome of the internal investigation, further action by the Commission, future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be further detailed in 21st Century's filings with the Commission.